Exhibit 10.3

Exhibit 10.3Histogen Inc.

10655 Sorrento Valley Road

San Diego, CA 92121

September 18, 2023

Steven J. Mento, Ph.D.

Dear Steve,

As previously agreed, your termination as an employee with Histogen Inc. (“Histogen”) will be effective as of September 30th, 2023 (the “Termination Date”). Notwithstanding and in lieu of any rights to severance set forth in the Executive Employment Agreement dated March 10, 2023 (the “Employment Agreement”), including as set forth in Section 8(b) of the Employment Agreement, Histogen will provide you with a severance payment of $137,500 (the “Severance Payment”), which is equal to three (3) months of your base salary, in a one-time lump-sum payment payable, subject to your execution of this letter agreement (“Letter Agreement”) and the Confidential Release (the “Release”) attached hereto as Appendix A and upon expiration of the Revocation Period (as defined and described in paragraph 8.2 of the Release). Furthermore, the Severance Payment is subject to your full compliance with the terms of the Employment Agreement (to the extent not superseded by this Agreement) and this Letter Agreement.

An additional severance payment of $137,500 (the “Additional Severance Payment”), which is equal to an additional three (3) months of your base salary, will be made by Histogen in a one-time lump-sum payment in the event that Histogen successfully receives payment within ninety (90) days of the date hereof from the sale of certain assets related to Histogen’s Extracellular Matrix Technology to AbbVie Inc., or one of its affiliates, resulting in net minimum proceeds to Histogen of at least $1.00 million, after payment of any third-party fees related to terminating, amending or otherwise modifying any contractual agreements, agent or broker fees and other transaction expenses such as attorney fees specifically related to the transaction (the “AbbVie Asset Sale”). Payment of the Additional Severance Payment will made by Histogen to you within ten (10) days of Histogen receiving proceeds from the AbbVie Asset Sale.

Payment of the Severance Payment and any Additional Severance Payment shall be subject to your execution of this Letter Agreement and the Release, continued compliance with the terms of the Employment Agreement and will be in lieu of any Severance Payment or any other amounts owed pursuant to Employment Agreement. Furthermore, this Agreement serves as a waiver of all severance payments and any other payments set forth in Section 8(b) of the Employment Agreement and amends such provisions included in the Employment Agreement. Any payment made hereunder will be less all required federal, state, and local withholding taxes and reductions.

This Letter Agreement is hereby agreed and acknowledged by the undersigned based on the signature below.

Sincerely,

Daniel Kisner, MD

Chairman of the Board

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<LIB>>\<<NUM>>.<<VER>> PRESERVELOCATIONACTIVE\1603121616.1

Exhibit 10.3

Agreed and Acknowledged:

Steven J. Mento, Ph.D.
By:
Title: President and CEO
Dated: September 18, 2023

Appendix A: Confidential Release

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<LIB>>\<<NUM>>.<<VER>> PRESERVELOCATIONACTIVE\1603121616.1